AudioEye, Inc. 10-Q
Exhibit 10.8

Performance Share Unit Agreement

This Performance Share Unit Agreement (this “Agreement”) is made and entered into as of August 7, 2013 (the “Grant Date”) by and between AudioEye, Inc., a Delaware corporation (the “Company”) and James Crawford (the “Grantee”).

WHEREAS, the Company has adopted the AudioEye, Inc. 2012 Incentive Compensation Plan (the “Plan”) pursuant to which Performance Share Units may be granted; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to grant the award of Performance Share Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.             Definitions.  Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan, a copy of which has been provided to the Grantee.

2.             Grant of Performance Share Units. Pursuant to Section 6(h) of the Plan, the Company hereby grants to the Grantee an Award of up to an aggregate of 200,000 Performance Share Units (the “Target Award”), subject to increase of up to a total of 300,000 Performance Share Units (the “Max Units”) as described on Exhibit A-2 attached hereto.  Each Performance Share Unit (“PSU”) represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Grantee actually earns for a Performance Period (up to a maximum of 100,000 of Max Units) will be determined by the level of achievement of the Performance Goals in accordance with Exhibit A-1 attached hereto.

3.             Performance Period. For purposes of this Agreement, "Performance Period" shall be the period commencing on April 1 and ending on the following March 31.  Subject to vesting as provided in Section 5, there shall be three Performance Periods commencing on April 1, 2013 with the opportunity to earn a full award of Max Units based on achievement of Performance Goals on a cumulative basis for the three Performance Periods as described on Exhibit A-2.

4.             Performance Goals.

4.1           The number of PSUs earned by the Grantee for a Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A hereto. All determinations of whether Performance Goals have been achieved, the number of PSUs earned by the Grantee, and all other matters related to this Section 4 shall be made by the Committee in its sole discretion.

4.2           Promptly following completion of a Performance Period (and no later than thirty (30) days following the end of such Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of PSUs that the Grantee shall earn, if any, subject to compliance with the requirements of Section 5. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

5.             Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become nonforfeitable on the last day of a Performance Period with respect to the PSUs earned for such Performance Period in accordance with Section 4.2, subject to (a) the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit A hereto, and (b) the Grantee's Continuous Service from the Grant Date through the last day of the Performance Period.  The number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit A hereto and shall be rounded to the nearest whole PSU.

6.             Termination of Continuous Service.

6.1           Except as otherwise expressly provided in this Agreement, if the Grantee's Continuous Service terminates for any reason at any time before all of his PSUs have vested, the Grantee's unvested PSUs shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

6.2           Notwithstanding Section 6.1, if the Grantee's Continuous Service terminates during Performance Period as a result of the Grantee's death, Disability or termination by the Company without Cause, or termination by the Grantee for Good Reason, all of the outstanding PSUs will vest as to such Performance Period in accordance with Section 4 subject to achievement of the Performance Goal(s) for such Performance Period as if the Grantee's Continuous Service had not terminated.

7.             Payment of PSUs. Payment in respect of the PSUs earned for the Performance Period shall be made in shares of Common Stock and shall be issued to the Grantee as soon as practicable following the vesting date.  The Company shall cause the issuance and delivery to the Grantee of the number of shares of Common Stock equal to the number of vested PSUs.

8.             Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.

9.             Rights as Shareholder.

9.1           The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

9.2           Upon and following the vesting of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner, shall be entitled to all rights of a stockholder of the Company (including voting and dividend rights).

10.           No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's Continuous Service at any time, with or without Cause.

11.           Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 10(c) of the Plan.

12.           Tax Liability and Withholding.

 12.1           The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)           tendering a cash payment;

(b)           authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c)           delivering to the Company previously owned and unencumbered shares of Common Stock.

In addition, in the Company’s sole discretion and consistent with the Company’s rules (including, but not limited to, compliance with the Company’s Policy on Insider Trading) and regulations, the Company  may permit the Grantee to pay the withholding or other taxes due as a result of the vesting of the Grantee’s PSUs by delivery (on a form acceptable to the Committee or the Company) of an irrevocable direction to a licensed securities broker to sell shares and to deliver all or part of the sales proceeds to the Company in payment of the withholding or other taxes.

 12.2           Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee's liability for Tax-Related Items.

13.           Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.           Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

15.           Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

16.           Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.           PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company's stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18.           Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

19.           Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.           Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.

21.           Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent.

22.           Section 162(m). All payments under this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.

23.           Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.  To the extent required in order to avoid the imposition of any interest, penalties and additional tax under Section 409A of the Code, any shares deliverable as a result of the Grantee’s termination of Continuous Service will be delayed for six months and one day following such termination of Continuous Service, or if earlier, the date of the Grantee’s death, if the Grantee is deemed to be a “specified employee” as defined in Section 409A of the Code and as determined by the Company.

24.           No Impact on Other Benefits. The value of the Grantee's PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

25.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

26.           Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

27.           Forfeiture and Company Right to Recover Fair Market Value of Shares Received Pursuant to PSUs.  If, at any time, the Board or the Committee, as the case may be, in its sole discretion determines that any action or omission by the Grantee constituted (a) wrongdoing that contributed to any material misstatement in or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or (b) intentional or gross misconduct, (c) a breach of a fiduciary duty to the Company or a Subsidiary, (d) fraud or (e) non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company, then in each such case, commencing with the first year of the Company during which such action or omission occurred, the Grantee shall forfeit (without any payment therefor) up to 100% of any PSUs that have not been vested or settled and shall repay to the Company, upon notice to the Grantee by the Company, up to 100% of the Fair Market Value of the shares at the time such shares were delivered to the Grantee pursuant to the PSUs during and after such year.  The Board or the Committee, as the case may be, shall determine in its sole discretion the date of occurrence of such action or omission, the percentage of the PSUs that shall be forfeited and the percentage of the Fair Market Value of the shares delivered pursuant to the PSUs that must be repaid to the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AUDIOEYE, INC.

By:	/s/ Nathaniel Bradley
Name: Nathaniel Bradley
Title: Chief Executive Officer

By:	/s/ James Crawford
Name: James Crawford

EXHIBIT A

Performance Period

Each Performance Period shall commence on April 1 and end on March 31 of the following year.

Performance Measures

The number of PSUs earned shall be determined for a Performance Period by reference to the Company's actual achievement against the following Performance Periods:

(a)           Targeted Sales (as to 75.00%) and

(b)           Board Defined Operations Goals (as to 25.00%) for a Performance Period.

As used herein, Targeted Sales are as set forth on Exhibit A-1. With regard to Board Defined Operations Goals, the Company’s board of directors or Committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a Performance Period.  These goals will pertain to certain deliverables.  For the first two quarters of the Performance Period, the deliverables are as follows:

Q3 Deliverables
Grafton - Finalize Requirements Analysis / UX
Grafton - SaaS Admin Alpha Release 1

AE CORE - Finalize Design: Player UI and SaaS Admin
AE CORE - Finalize Product Development Plan & Schedule w Mark Baker and WBros

Q4 Deliverables
AE CORE - Player/Admin Alpha Release 1
AE Core - Player/Admin Live Release Candidate 1

Grafton - SaaS Admin Beta Release 1
Grafton - iOS Alpha Release 1
Grafton - iOS Beta Release 1
Grafton - Saas Admin Live Release 1
Grafton - iOS Live Release 1

As set forth on Exhibit A-2, there shall be Threshold Units, Target Units and Max Units.

Determining PSUs Earned

The Grantee earns Performance Units at the rate of (a) 50% of Target Units if 75% of the Performance Goals have been achieved for a Performance Period (“Threshold Units”), (b) 100% of the Target Units if the Performance Goals have been achieved for a Performance Period (“Target Units”), and (c) 150% of the Target Units if 125% of the Performance Goals have been achieved for a Performance Period (“Max Units”).

Awards of PSUs for performance achievement between Threshold Units and Max Units shall be calculated based on linear interpolation between Threshold to Target and Target to Max.  As an example of linear interpolation, if 110% of the Performance Goals have been achieved, the Performance units earned are 120% of the Target Units and calculated as:

1 +	(Actual Performance % - Target Goal %) * (Max Payout % - Target Payout %)
(Max Goal % - Target Goal %)

OR:

1 +	(110% - 100%) * (150% - 100%)	= 120%
(125% - 100%)

Unearned PSUs

Unless Max Units are earned in the first two Performance Periods, any unearned PSUs may be earned as of the end of the third Performance Period based on the cumulative achievement of Performance Goals.

EXHIBIT A-1

MANAGEMENT SALES FORECASTS

Management’s forecast of Sales over the next three years along with Threshold and Max performance goals:

	Period 1	Period 2	Period 3	3 yr Cumulative
Management Forecast:
Sales	$1,750,000	$8,065,000	$22,120,953	$31,935,953

Performance Goals:
Threshold	75%	75%	75%	75%
Max	125%	125%	125%	125%

Sales:
Threshold	$1,312,500	$6,048,750	$16,590,715	$23,951,965
Target	$1,750,000	$8,065,000	$22,120,953	$31,935,953
Max	$2,187,500	$10,081,250	$27,651,191	$39,919,941

EXHIBIT A-2

EQUITY COMPENSATION FOR MR. JAMES CRAWFORD

Breakdown of units granted by metric and year:

Metric	Metric Weight	Period	Period Weight	Threshold Units	Target Units	Max Units
		Period 1	33.33%	25,000	50,000	75,000
Sales Growth	75.00%	Period 2	33.33%	25,000	50,000	75,000
		Period 3	33.33%	25,000	50,000	75,000
				75,000	150,000	225,000

		Period 1	33.33%	8,333	16,667	25,000
Operational Goals	25.00%	Period 2	33.33%	8,333	16,667	25,000
		Period 3	33.33%	8,334	16,666	25,000
				25,000	50,000	75,000

				100,000	200,000	300,000

		Period 1		33,333	66,667	100,000
All Metrics		Period 2		33,333	66,667	100,000 100,000
		Period 3		33,334	66,666
				100,000	200,000	300,000